Exhibit 4.1

THIRTEENTH SUPPLEMENTAL INDENTURE

between

REGIONS FINANCIAL CORPORATION

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS

DATED AS OF JUNE 6, 2024

Thirteenth Supplement to Indenture dated as of August 8, 2005

(Senior Debt Securities)

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of June 6, 2024 (this “Supplemental Indenture”), between REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee.

RECITALS

WHEREAS, the Company and the Trustee have entered into an Indenture dated as of August 8, 2005 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities;

WHEREAS, the Base Indenture has been amended and supplemented by that certain Supplemental Indenture, dated as of August 8, 2005, that certain Second Supplemental Indenture, dated as of June 26, 2007, that certain Third Supplemental Indenture, dated as of November 10, 2009, that certain Fourth Supplemental Indenture, dated as of April 26, 2010, that certain Fifth Supplemental Indenture, dated as of April 26, 2010, that certain Sixth Supplemental Indenture, dated as of April 30, 2013, that certain Seventh Supplemental Indenture, dated as of February 8, 2016, that certain Eighth Supplemental Indenture, dated as of August 14, 2017, that certain Ninth Supplemental Indenture, dated as of August 13, 2018, that certain Tenth Supplemental Indenture, dated as of January 28, 2019, that certain Eleventh Supplemental Indenture, dated as of May 18, 2020 and that certain Twelfth Supplemental Indenture, dated as of August 12, 2021;

WHEREAS, Section 901(7) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 201 and 301 thereof;

WHEREAS, the Company desires to provide for the establishment of a new series of Securities pursuant to Sections 201 and 301 of the Base Indenture, the form and substance of such Securities and terms, provisions and conditions thereof to be set forth as provided in the Indenture;

WHEREAS, the Company deems it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company;

WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid, legal and binding instrument in accordance with its terms, and to make the Notes (as defined herein), when executed by the Company and authenticated and delivered by the Trustee, the valid, legal and binding obligations of the Company; and

WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1 Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of its senior debt securities designated as the “5.722% Fixed Rate / Floating Rate Senior Notes due 2030” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 1.2 Form and Denomination of Notes.

(a) The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in the Indenture. The Stated Maturity of the Notes shall be June 6, 2030. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Notwithstanding anything to the contrary in the Base Indenture, an electronic signature shall be sufficient for all purposes under the Indenture where a manual or facsimile signature would otherwise be required, and no corporate seal shall be required to be reproduced on any security.

Section 1.3 Initial Limit on Amount of Series. The Notes shall initially be limited to U.S. $750,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 1.10.

Section 1.4 Rank. The Notes are unsecured and shall rank equally among themselves and with all of the Company’s other unsecured and unsubordinated indebtedness.

Section 1.5 Redemption.

(a) The Company may not redeem the Notes at any time prior to December 4, 2024. The Company may, at its option, redeem the Notes, in whole or in part, at any time or from time to time on or after December 4, 2024 (or, if additional Notes are issued, beginning 181 days after the issue date of such additional Notes) and prior to June 6, 2029, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes to be redeemed matured on June 6, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (2) interest accrued to the Redemption Date; and

(ii) 100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. For the avoidance of doubt, Deutsche Bank Trust Company Americas (in any capacity in which it may act hereunder) shall not be responsible for determining or calculating the Redemption Price.

(b) The Notes will be redeemable, in whole, but not in part, at the Company’s option on June 6, 2029 at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to but excluding, the Redemption Date.

(c) On and after May 6, 2030, the Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

(d) Section 1102 of the Base Indenture is hereby amended to require that the written notice to be delivered to the Trustee pursuant to Section 1102 of the Base Indenture be delivered at least 5 days prior to the giving of the notice of redemption in Section 1104 (unless a shorter notice shall be satisfactory to the Trustee), rather than at least 45 days prior to the giving of the notice of redemption in Section 1104.

(e) Section 1104 of the Base Indenture is hereby amended to require that the notice to be delivered to each Holder of Notes to be redeemed shall be given at least 10 days prior to the Redemption Date in the manner provided in Section 106 of the Base Indenture (or, if the Notes are held in book-entry form through DTC, in any such manner as may be then permitted by DTC). Any notice given to a Holder with respect to the Notes in the matter set forth in this Section 1.5(c) shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

Section 1.6 No Repayment or Sinking Fund. The Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Stated Maturity. No sinking fund will be provided with respect to the Notes.

Section 1.7 Notes Not Convertible or Exchangeable. The Notes will not be convertible or exchangeable for other securities or property.

Section 1.8 Issuance of Notes; Selection of Depository. The Notes shall be issued as Registered Securities in permanent global form, without coupons. The initial Depository for the Notes shall be DTC.

Section 1.9 No Additional Amounts; No Make-Whole Amounts. Except in connection with the certain optional redemption circumstances set forth in Section 1.5, no Additional Amounts or Make-Whole Amounts shall be payable with respect to the Notes.

Section 1.10 Further Issuances. The Company may, without consent of the Holders of the Notes but in compliance with the terms of the Indenture, increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions as the Notes, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional Notes, and with the same CUSIP number as the Notes; provided that if any additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued under a separate CUSIP number. The Notes and any additional Notes issued by the Company will rank equally and ratably and shall be treated as a single series of Securities for all purposes under the Indenture. No additional Notes shall be issued at any time that there is an Event of Default under the Indenture with respect to the Notes that has occurred and is continuing.

Section 1.11 Remedies.

(a) Notwithstanding Section 501(4) and 502 of the Base Indenture, an Event of Default with respect to the Notes under Section 501(4) related to a breach of the covenant contained in clause (x) of the second paragraph of Section 1009 of the Base Indenture shall not permit acceleration of the Notes under Section 502.

(b) With respect to the Notes, Section 501(6) of the Base Indenture shall be replaced in its entirety with the following:

“(6) the Company pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case; or

(B) consents to the entry of an order for relief against it in an involuntary case; or

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D) takes corporate action in furtherance of any such action; or”

(c) Pursuant to Section 501(8) of the Base Indenture, an Event of Default with respect to the Notes shall also mean either of the following events: (i) the appointment by a competent government agency having primary regulatory authority over the Principal Subsidiary Bank under any applicable federal or state banking law, Bankruptcy Law or similar law now or hereafter in effect of a receiver of the Principal Subsidiary Bank, or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking law, Bankruptcy Law or other similar law now or hereafter in effect appointing any receiver of the Principal Subsidiary Bank.

Section 1.12 Modifications Without Consent of Holders. Solely for the benefit of the Notes, Section 901 of the Base Indenture is hereby amended to add the following subsection (13):

(13) to the extent not otherwise inconsistent with the Indenture, to conform the terms of the Notes or the Indenture with the description set forth in the prospectus supplement relating to the Notes, as evidenced by an Officer’s Certificate.

ARTICLE TWO

APPOINTMENT OF THE TRUSTEE FOR THE NOTES

Section 2.1 Appointment of Trustee; Acceptance by Trustee. Pursuant and subject to the Indenture, the Company hereby appoints Deutsche Bank Trust Company Americas as trustee to act on behalf of the Holders of the Notes. By execution, acknowledgement and delivery of this Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform the duties and obligations of the Trustee with respect to the Notes upon the terms and conditions set forth in the Indenture.

Section 2.2 Rights, Powers, Duties and Obligations of the Trustee. Any rights (including the right to be indemnified), powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.

Section 2.3 Rights in the Indenture Applicable to Trustee. Deutsche Bank Trust Company Americas, in its capacity as Trustee, shall be afforded all of the rights, powers, immunities and indemnities of the Trustee as set forth in Article VI of the Base Indenture as if such rights, powers, immunities and indemnities were specifically set forth herein. For the avoidance of doubt, (i) Deutsche Bank Trust Company Americas (in any capacity in which it may act hereunder) shall not be responsible for determining or calculating any payments for a Floating Rate Period (as defined in Exhibit A) or in connection with a Floating Interest Payment Date (as defined in Exhibit A) and (ii) Deutsche Bank Trust Company Americas (in any capacity in which it may act hereunder) shall be entitled to rely conclusively upon, any determination or calculation made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Company, the Company’s designee (as referenced in Exhibit A) or the Calculation Agent (as defined in Exhibit A), without independent verification, investigation or inquiry of any kind by Deutsche Bank Trust Company Americas (in any capacity in which it may act hereunder).

Section 2.4 Security Registrar; Paying Agent. The Company appoints Deutsche Bank Trust Company Americas as Security Registrar and Paying Agent with respect to the Notes, and the Trustee hereby accepts such appointment. For the avoidance of doubt, Deutsche Bank Trust Company Americas shall not act as Calculation Agent (as defined in Exhibit A) or the Company’s designee (as referenced in Exhibit A).

Section 2.5 Notice to Trustee. With respect to each interest period in the Floating Rate Interest Period (as defined in Exhibit A), the Company shall notify (or shall arrange for the Calculation Agent (as defined in Exhibit A) to notify), in writing, the Trustee and Paying Agent, of the Compounded SOFR (as defined in Exhibit A) applicable to each such interest period, as soon as reasonably practicable, but in any event by the Business Day (as defined in Exhibit A) immediately prior to the relevant Floating Interest Payment Date (as defined in Exhibit A).

ARTICLE THREE

DEFEASANCE

Section 3.1 Defeasance Applicable to Notes. Pursuant to Section 301(19) and Section 1401 of the Base Indenture, provision is hereby made for both (i) defeasance of the Notes under Section 1402 of the Base Indenture and (ii) covenant defeasance of the Notes under Section 1403, in each case, upon the terms and conditions contained in Article Fourteen of the Base Indenture. For purposes of such defeasance or covenant defeasance, the term “Government Obligations” shall not include obligations referred to in the definition of such term in the Base Indenture that are not obligations of the United States or a Person controlled or supervised by and acting as an agency or an instrumentality thereof.

ARTICLE FOUR

MISCELLANEOUS

Section 4.1 Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any future series of Securities established under the Base Indenture.

Section 4.2 Benefits of this Supplemental Indenture. Nothing contained in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to the Indenture, any Security Registrar, any Paying Agent, any Authenticating Agent and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Supplemental Indenture.

Section 4.3 Modification of the Base Indenture. Except as expressly provided by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 4.4 Defined Terms.

(i) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

(ii) “Treasury Rate” means with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to June 6, 2029 (the “reset date”) (the “remaining life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the remaining life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the remaining life—and shall interpolate to the reset date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the remaining life, the yield for the single Treasury constant maturity on H.15 closest to the remaining life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the treasury rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the reset date, as applicable. If there is no United States Treasury security maturing on the reset date but there are two or more United States Treasury securities with a maturity date equally distant from the reset date, one with a maturity date preceding the reset date and one with a maturity date following the reset date, the Company shall select the United States

Treasury security with a maturity date preceding the reset date. If there are two or more United States Treasury securities maturing on the reset date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the treasury rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(iii) All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture.

Section 4.5 Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 4.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.7 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 4.8 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 4.9 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.10 Satisfaction and Discharge. The Company shall be deemed to have satisfied all of its obligations under this Supplemental Indenture upon compliance with the provisions of Section 1402 of the Indenture relating to defeasance of the Notes, to the extent set forth in Section 1401.

Section 4.11 Ratification of the Base Indenture. The Base Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.12 Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.13 Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

REGIONS FINANCIAL CORPORATION

By:	/s/ Karin Allen
	Name:	Karin Allen
	Title:	Executive Vice President,
Assistant Controller and Chief Accounting Officer

Attest:	/s/ Andrew S. Nix
	Name:	Andrew S. Nix
	Title:	Executive Vice President,
Chief Governance Officer and Deputy General Counsel

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

EXHIBIT A

FORM OF FACE OF 5.722% FIXED RATE / FLOATING RATE SENIOR NOTES DUE 2030

THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY:

THIS NOTE IS AN UNSECURED DEBT OBLIGATION OF THE COMPANY. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS NOTE IS A SECURITY IN GLOBAL FORM (“GLOBAL SECURITY”) WITHIN THE MEANING OF SECTION 203 OF THE BASE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE BASE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

REGIONS FINANCIAL CORPORATION

5.722% FIXED RATE / FLOATING RATE SENIOR NOTES DUE 2030

No.	U.S.$

CUSIP NO. 7591EPAU4

ISIN NO. US7591EPAU41

REGIONS FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [•] (U.S. $[•]), as revised by the Schedule of Adjustments attached hereto, on June 6, 2030 or if such date is not a Business Day, the following Business Day (the “Maturity Date”).

During the period from, and including, June 6, 2024, to, but excluding, June 6, 2029 (the “Fixed Rate Period”), the Company promises to pay interest at the rate of 5.722% per annum. Such interest will be payable semi-annually in arrears on June 6 and December 6 of each year, beginning on December 6, 2024 and ending on June 6, 2029 (each such date, a “Fixed Interest Payment Date”).

During the period from, and including, June 6, 2029, to, but excluding, the Maturity Date (the “Floating Rate Period”), the Company promises to pay interest at a floating rate per annum equal to Compounded SOFR plus 1.49%, as determined by the Calculation Agent in the manner described below. Such interest will be payable quarterly in arrears on September 6, 2029, December 6, 2029, March 6, 2030 and at the Maturity Date (each such date, a “Floating Interest Payment Date”). Compounded SOFR for each interest period in the Floating Rate Period will be calculated by the Calculation Agent in accordance with the formula set forth below with respect to the Observation Period relating to such interest period.

For the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30 day months. For the Fixed Rate Period, if any Fixed Interest Payment Date or Redemption Date of the Notes falls on a day that is not a Business Day, the related payment of interest will be made on the next day that is a Business Day with the same force and effect as if made on the applicable interest payment date, and no interest shall accrue on the amount payable for the period from and after such applicable interest payment date.

For the Floating Rate Period, interest will be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each interest period during the Floating Rate Period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of days in the applicable interest period divided by 360. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. For the Floating Rate Period, if any Floating Interest Payment Date of the Notes (other than the Maturity Date) falls on a day which is not a Business Day, that Floating Interest

Payment Date will be postponed and the related payment of interest on the Notes will be made on the next day which is a Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such Floating Interest Payment Date will be advanced to the immediately preceding day that is a Business Day, and in each case, the related interest periods will also be adjusted for such non-Business Days.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each interest period in the Floating Rate Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date for such interest period and prior to the relevant Floating Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) and the Trustee in writing of Compounded SOFR, such interest rate and accrued interest for each interest period in the Floating Rate Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the relevant Floating Interest Payment Date. At the request of a Holder of the Notes, the Company will provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any interest period in the Floating Rate Period, after Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any interest period in the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the trustee.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the record date for such interest period, which, in the case of Notes in definitive form, shall be 15 days, whether or not a Business Day, immediately preceding such Interest Payment Date or, if this Note is in the form of a Global Note, the close of business on the Business Day preceding the related Interest Payment Date, except that interest payable on the Maturity Date or any Redemption Date will be paid to the Person to whom principal is paid. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such record date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Compounded SOFR

With respect to any interest period during the Floating Rate Period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means, for periods other than the initial interest period during the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period during the Floating Rate Period, the SOFR Index value on June 6, 2029 (the date that is two U.S. Government Securities Business Days before the first day of such initial interest period);

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Interest Payment Date (or in the final interest period, relating to the Maturity Date, or, in the case of the redemption of the Notes, relating to the applicable Redemption Date); and

“d” is the number of days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Interest Payment Date (or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).

“Observation Period” means, in respect of each interest period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Interest Payment Date for such interest period (or in the final interest period during the Floating Rate Period, preceding the Maturity Date or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

1. the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

2. if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at http://apps.newyorkfed.org/markets/autorates/sofr-avg-ind, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Notes, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Company promises to pay an annual interest rate for each interest period during the Floating Rate Period equal to the sum of the Benchmark Replacement plus 1.49% for the Notes.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period in the Floating Rate Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

1. Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

2. Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

3. Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

• will be conclusive and binding on the beneficial owners and Holders of the Notes and the Trustee absent manifest error;

• if made by the Company as Calculation Agent, will be made in the Company’s sole discretion;

• if made by a Calculation Agent other than the Company or its designee (which may be the Company’s affiliate), will be made after consultation with the Company, and such Calculation Agent or designee (which may be the Company’s affiliate) will not make any such determination, decision or election to which the Company reasonably object; and

• notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from the Holders of the Notes, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.

Under no circumstances will the Trustee (in any capacity in which it may act, including, without limitation, if relevant, as Calculation Agent) be responsible for selecting or determining any Benchmark Replacement if the Benchmark will no longer be available following a Benchmark Transaction Event and its related Benchmark Replacement Date. In the case of a Benchmark Transition Event, the Company will select the Benchmark Replacement prior to the Benchmark Replacement Date and in consultation with the Calculation Agent, ensuring that the Calculation Agent will be able to meet its obligations and requirements under the Indenture with respect to the Benchmark Replacement. No such replacement (including any conforming changes to the Indenture) shall affect the Trustee’s or the Calculation Agent’s own rights, duties or immunities under the indenture or otherwise.

For the avoidance of doubt, the Trustee (in any capacity in which it may act, including, without limitation, if relevant, as Calculation Agent) shall be under no obligation (i) to monitor, determine or verify the unavailability or cessation of any index or interest rate, Compounded SOFR or SOFR Index or SOFR, (ii) to select, determine or designate any successor or replacement index, or whether the conditions to the designation of such an index or rate for the Notes have been satisfied, or (iii) to determine whether or what changes are necessary or advisable, if any, in connection with any of the foregoing.

The Trustee (in any capacity in which it may act, including, without limitation, if relevant, as Calculation Agent) shall not be liable for any inability, failure or delay on the part of the Trustee (or Calculation Agent) in performing any of its duties set forth in the Indenture as a result of the unavailability of SOFR or any index and designation of a replacement rate or replacement index, including as a result of any inability, delay, error or inaccuracy on the part of the Company or the part of its designee in providing any direction, instruction, notice, or information required or contemplated by the terms of the Indenture and reasonably required for the performance of such duties. The Trustee (in any capacity in which it may act, including, without limitation, if relevant, as Calculation Agent) shall not have any duty to succeed to, assume or otherwise perform any of the Company’s duties or the duties of its designee in the event of a default, breach or failure of performance on the Company’s part or the part of the Company’s designee, as applicable. The Trustee (in any capacity in which it may act, including, without limitation, if relevant, as Calculation Agent (unless specifically agreed otherwise in writing in its capacity as Calculation Agent)) will not be responsible for (i) determining the SOFR, SOFR rate, any rate related to, or based on, SOFR or any other rate or any successor or replacement rate or any changes related to SOFR in connection with any of the foregoing, (ii) monitoring, determining or verifying the unavailability or cessation of SOFR, the SOFR rate, any rate related to, or based on, SOFR and shall not have any liability for the failure of any party to set such rate or provide notice related thereto.

“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

1. the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

2. the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

3. the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

1. the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2. if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

3. the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

1. in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

2. in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

1. a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

2. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

3. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the FRBNY, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Payments of principal shall be made upon the surrender of this Note at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York or in the City of Birmingham, Alabama, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, by Dollar check drawn on, or transfer to, a Dollar account. Payments of interest on this Note may be made by Dollar check, drawn on a Dollar account, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar setting forth wire instructions not later than the relevant Record Date, by transfer to a Dollar account.

Except as specifically provided herein and in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an Authenticating Agent by the signature of one of their respective authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered.

[Signature Page Follows]

REGIONS FINANCIAL CORPORATION

By:
	Name:	David J. Turner, Jr.
	Title:	Senior Executive Vice President and Chief Financial Officer

Attest:
	Name:	Andrew S. Nix
	Title:	Executive Vice President,
Chief Governance Officer and Deputy General Counsel

Dated: June  , 2024

(Trustee’s Certificate of Authentication)

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

Dated: June , 2024	By:
Authorized Signatory

REVERSE SIDE OF NOTE

This Note is one of a duly authorized issue of senior debt securities of the Company designated as its “5.722% Fixed Rate / Floating Rate Senior Notes due 2030” (the “Notes”), initially limited in aggregate principal amount to U.S. $750,000,000 issued and to be issued under an Indenture, dated as of August 8, 2005 (herein called the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the Thirteenth Supplemental Indenture, dated as of June 6, 2024 between the Company and the Trustee (the “Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any authorized denominations as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged, at the Corporate Trust Office of the Trustee. The Trustee upon such surrender by the Holder will issue the new Notes in the requested denominations.

No sinking fund is provided with respect to the Notes.

On and after December 4, 2024 (181 days after the issue date) (or, if additional Notes are issued, beginning 181 days after the issue date of such additional Notes) and prior to June 6, 2029, the Company may redeem the Notes at the Company’s option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes to be redeemed matured on June 6, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as such term is defined in the Supplemental Indenture) plus 20 basis points, less (2) interest accrued to the Redemption Date; and

(2) 100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

The Securities will be redeemable at the Company’s option, in whole, but not in part, on June 6, 2029 at a Redemption Price equal to 100% of the aggregate principal amount of the Securities, plus accrued and unpaid interest thereon, if any, to but excluding, the Redemption Date.

On and after May 6, 2030, the Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date. If the Redemption Price in respect of the Notes is not paid on the Redemption Date, interest on the outstanding principal amount of the Notes will continue to accrue until the Redemption Price is actually paid or set aside for payment. The Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Maturity Date.

The Notes are unsecured and rank equally among themselves and with all of the Company’s other unsecured and unsubordinated indebtedness.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may, without consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional securities in the future on the same terms and conditions as the Notes, except for any difference in the issue price and interest accrued prior to the date of issuance of the additional securities, and with the same CUSIP number as the Notes. The Notes and any additional Notes issued by the Company would rank equally and ratably and would be treated as a single series for all purposes under the Indenture.

If the Maturity Date or a Redemption Date falls on a day that is not a Business Day, any payment in relation to such date will be postponed to the next day that is a Business Day, and no interest shall accrue on the amount payable for the period from and after such Maturity Date or Redemption Date.

If an Event of Default with respect to this series (other than an Event of Default under Section 501(4) of the Base Indenture relating to a breach of the covenant contained in clause (x) of the second paragraph of Section 1009 of the Base Indenture) shall occur and be continuing, the principal of all the Notes, together with accrued interest to the date of declaration, may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by any Holder of this Note for the enforcement of any payment of principal of or interest on this Note or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes will be subject to defeasance and covenant defeasance pursuant to Sections 1402 and 1403 of the Base Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable on the Security Register upon surrender of this Note for registration of transfer at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York or the City of Birmingham, Alabama (which shall initially be an office or agency of the Trustee), or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees by the Security Registrar. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered, as the owner thereof for all purposes, whether or not such Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of the principal of or interest on this Note and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of consideration for the issue hereof, expressly waived and released.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All capitalized terms used in this Note which are defined in the Indenture, and not otherwise defined herein, shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Your Signature
Date:
(Sign exactly as your name appears on the other side of this Note)
* Signature guaranteed by:
By:

*

The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

Schedule A

SCHEDULE OF ADJUSTMENTS

Initial Principal Amount: U.S. $

Date adjustment made	Principal amount increase	Principal amount decrease	Principal amount following adjustment	Notation made on behalf of the Security Registrar